Exhibit 10.06

Amended and Restated Reinsurance Agreement

          This Amended and Restated Reinsurance Agreement (this “Agreement”) dated as of the 1st day of January, 2002, between MBIA Assurance S.A., a corporation existing under the laws of the Republic of France (hereinafter referred to as the “Ceding Company”) and MBIA Insurance Corporation, a New York stock insurance company (hereinafter referred to as the “Reinsurer”).

W I T N E S S E T H:

          WHEREAS, the Ceding Company is a French corporation; and

          WHEREAS, the Ceding Company writes financial guaranty insurance as permitted under French law;

          WHEREAS, the Ceding Company and the Reinsurer are Parties to a Reinsurance Agreement dated the 1st day of January, 1993 (the “Agreement”) whereby the Reinsurer  provides reinsurance on an aggregate excess of loss basis for financial guaranty insurance as defined in Section 6901 of the New York Insurance Law written by the Ceding Company; and

          WHEREAS the Ceding Company has represented that there have been no paid losses for calendar years 1993 through 2001 which would be covered under the Agreement and that there have been no incurred losses during that period; and

          WHEREAS, the parties desire to amend and restate the Agreement to make it applicable on an incurred loss basis and to increase the limit of coverage thereunder.

          NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein and upon the terms and conditions set forth below, the parties hereto agree that the Agreement as heretofore amended is amended and restated to read as follows:

Article  1

Cover:

          1.1.     The Reinsurer agrees to reimburse the Ceding Company, on an excess of loss basis for amounts of losses incurred in each calendar year period this Agreement is in effect for the net retained insurance liability of the Ceding Company under the Ceding Company’s policies in force at 12:01 A.M. on January 1, 2002 and under new policies becoming effective at and after said time and date including extra contractual obligations relating thereto (but excluding, however, liability arising from punitive damages assessed as a result of bad faith, fraud or negligence).

Article  2

Covered Business:

          2.1.     Covered Business shall mean all of the Ceding Company’s gross liability on financial guarantee business written by the Ceding Company as defined in Section 6901 of the New York Insurance Law.  The Ceding Company’s net retention is the remaining portion of the Ceding Company’s gross liability on each policy reinsured hereunder after deducting all cessions to facultative and/or other reinsurances and/or risk assumptions which inure to the benefit of Ceding Company.  The term “policy” or “policies” shall mean the Ceding Company’s policies and endorsements providing coverage of financial guarantee exposures.

Article  3

Limits of Cover:

          3.1.     The Reinsurer shall reimburse the Ceding Company for the amount of the Ceding Company’s losses, including loss adjustment expenses, incurred in each calendar year which amount is in the aggregate excess of an amount equal to the greater of: (1) $500,000; or (2) 40% of the Ceding Company’s net earned premium income for that same calendar year.  However, the liability of the Reinsurer shall not exceed, in any one calendar year, the Ceding Company’s net retention (as defined above) with respect to the principal outstanding plus interest insured under the Ceding Company’s largest policy in effect as of 11:59 p.m. on December 31 of the prior year.

Article  4

Definitions:

          4.1.     As used in this Agreement:

          (a)     Ceded Reserves” shall mean, as of any date, the aggregate of the unearned premium reserve and the loss reserve, if any, required to be carried by the Ceding Company for the liabilities ceded hereunder in accordance with statutory accounting practices, before giving effect to any reserve credit for the cession made hereby.

(b) “Contingency Reserve” shall mean contingency reserve as defined in Section 6903(a) of the New York Insurance Law.

Article  5

Period:

          5.1.     This Agreement shall be effective as of 12:01 A. M., Eastern Standard Time in the United States, on January 1, 2002 (the “Effective Time”).  This Agreement may be terminated by Agreement of either of the parties hereto upon three (3) months prior written notice to the other party specifying the proposed termination date; provided however, that this Agreement will not terminate earlier than three (3) months after the date of receipt of the termination notice described above by the nonterminating party and provided further that this Agreement will remain in full force and effect with respect to all policies relating to Covered Business in effect at the date of Termination until the expiration or cancellation of each such Policy.

Article  6

Premium:

          6.1.     There are two premiums payable to the Reinsurer under this Agreement.  An annual premium equal to the lesser of40% of net written premium, or  $1,000,000 shall be paid to Reinsurer in four equal quarterly installments in arrears, i.e., at April 1, July 1, October 1 and December 31, for each calendar year this Agreement remains in effect.  As soon as practicable after each 12 month period that this Agreement is in effect, the Ceding Company shall furnish to the Reinsurer a statement of the net earned premium income of the Ceding Company for the same period, and an additional reinsurance premium shall be payable at a rate of 0.5% of net earned premium income.  There shall be no annual minimum premium for this Agreement.

Reinsurance Accounts:

          6.2.     Within 20 days following the end of each quarter, the Ceding Company will render or cause to be rendered a net account to the Reinsurer for the quarter showing the Ceding Company’s interest in the following:

(a) net written premium accounted for during the calendar quarter (being the gross written premium less cancellations).

(b) any loss or loss expense paid during the calendar quarter on losses occurring during the term of this Agreement.

(c) subrogations, salvage or other recoveries made during the calendar quarter on losses occurring during the term of the Agreement.

          6.3.     Within 15 days after receipt of the account, the Reinsurer shall send confirmation of the account or relevant objections to the Ceding Company.

          6.4.     Within 30 days following the end of each calendar quarter, the Ceding Company shall furnish a report as to Ceded Reserves, together with any other information which the Reinsurer may require for its accounting records and which may be reasonably available to the Ceding Company.

          6.5.     Within 45 days following the end of each calendar year, the Ceding Company shall furnish to the Reinsurer for the calendar year a summary account split up per underwriting year together with any other information which the Reinsurer may require for its accounting records and which may be reasonably available to the Ceding Company.

          6.6.     A contingent commission shall be payable to the Ceding Company in respect of this Agreement.  The contingent commission shall be equal to 34% of the difference between net premium earned and incurred losses for each calendar year under this Agreement.

          6.7.     All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in cash or its equivalent in U.S. dollars computed at exchange rates in effect at the end of the accounting period, or if for a loss payable by the Reinsurer pursuant to section 9.3 of this Agreement, the exchange rate in effect at the date of the notice shall apply.

Article  7

Security:

          7.1.     When a governing body of any jurisdiction in which the Ceding Company legally operates or to which it submits requires as a condition to credit for the reinsurance provided by this Agreement that the Reinsurer deliver securities legally pledged for the benefit of the Ceding Company or deposit funds legally pledged for the benefit of the Ceding Company, the Reinsurer shall deliver such securities or deposit such funds in the form and amount necessary to permit the Ceding Company to avoid on any statutory financial statement filed by the Ceding Company the penalty to surplus which would result from the loss of credit for the reinsurance.

          7.2.     Notwithstanding any other provisions of this Agreement, it is agreed that any securities pledged to the Ceding Company pursuant to section 7.1 of this Article 7 shall be securities which are of a type and quality acceptable to the governing body of any jurisdiction in which the Ceding Company operates which has required the pledge of securities in Section 7.1 and be drawn upon and utilized by the Ceding Company or its successors in interest only for one or more of the following purposes:

(a) to reimburse the Ceding Company for losses and loss expenses paid by the Ceding Company under this Agreement;

          (b)     to fund an account with the Ceding Company in an amount at least equal to the deduction allowed for the reinsurance provided by this Agreement, from the Ceding Company’s liabilities for policies ceded under this Agreement, such amount to include, if applicable, but not be limited to, amounts for Contingency Reserves, loss reserves for paid, reported and incurred but not reported (“IBNR”) losses, loss expense reserves and unearned premium reserves; or

(c) to pay any other amounts the Ceding Company claims are due under this Agreement or under applicable law.

          All of the foregoing should be applied without diminution because of insolvency on the part of the Ceding Company or Reinsurer.

          7.3.     If the Reinsurer elects to provide a Letter of Credit under section 7.1 of this Article, the Reinsurer shall cause the Letter of Credit to be issued, in place and effective no later than the “as of date” of the first quarterly filing prepared by the Ceding Company for the appropriate regulatory authority after the effective date of this Agreement.

Article  8

Service of Covered Business:

          8.1.     The Ceding Company shall service the Covered Business with respect to collection and payment of premium, notice, service of process and investigation, settlement, defense and payment of claims on all Covered Business.

Article  9

Claims and Loss Adjustment Expense and Salvage:

          9.1.     The Ceding Company agrees that it will investigate, settle or defend all claims arising under policies with respect to which reinsurance is afforded by this Agreement.

          9.2.     The Ceding Company shall be the sole judge of what shall constitute a loss covered under the Ceding Company’s policies, of the Ceding Company’s liability thereunder, and of the amount or amounts which it shall be proper for Ceding Company to pay thereunder.  The Reinsurer shall be bound by the judgment of the Ceding Company as to the liability and obligation of the Ceding Company under its policies.

          9.3.     Any loss chargeable to the Reinsurer under this Agreement shall be paid promptly by the Reinsurer to the Ceding Company within one hour of receiving written or telephonic notice of any claim (any telephonic notice to be subsequently confirmed in writing), pay the Reinsurer’s share of all losses and loss expense excluding unallocated loss expense.

          9.4.     The term “loss” shall mean the  losses incurred by the Ceding Company after making deductions for all other reinsurances or insurances inuring to the benefit of the Ceding Company under this Agreement, whether collectible or not, and all salvages and all recoveries, and shall include all loss adjustment expenses incurred by the Ceding Company in the settlement or defense of claims (other than the office expenses of the Company and the salaries and expenses of its employees).

Article  10

Access to Records:

          10.1.     The Reinsurer shall, at all reasonable times during the term of this Agreement and thereafter, have the right to inspect the books, records and documents of the Ceding Company with respect to the Covered Business.

Article  11

Reserves:

          11.1.     The Reinsurer agrees to maintain proper unearned premium, loss and loss expense reserves upon the liabilities ceded hereunder in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of New York.

Article  12

Follow the Fortunes:

          12.1.     This Agreement shall be construed as an honorable undertaking between the parties hereto and shall not be defeated by technical legal construction, it being the intention of this Agreement that the fortunes of the Reinsurer shall follow the fortunes of the Ceding Company.  Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement.

Article  13

Errors and Omissions:

          13.1.     Any inadvertent error, omission or delay in connection with this Agreement shall not affect the liability which otherwise would have attached to either party, provided such error, omission or delay is rectified as soon as possible after discovery.

Article  14

Offset:

          14.1.     Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party hereto under this Agreement, and may offset the same against any balance or balances due or to become due to the former from the latter under the same.  The party asserting the right of offset shall have and may exercise such right whether the balance or balances due or to become due to such party from the other are on account of premiums or on account of losses or otherwise and regardless of the capacity in which each party acted under the agreement or, if more than one, the different agreements involved.  In the event of the insolvency of a party hereto, offsets shall be allowed only in accordance with the provisions of Section 7427 of the New York Insurance Law.

Article  15

Insolvency:

          15.1.     In the event of the insolvency of the Ceding Company or its successor in interest, this reinsurance shall be payable directly to the Ceding Company, or directly to its liquidator, receiver, conservator or statutory successor, on the basis of the liability of the Ceding Company without diminution because of the insolvency of the Ceding Company or because the liquidator, receiver, conservator or statutory successor of the Ceding Company has failed to pay all or a portion of any claim.  It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of the claim against the Ceding Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

          15.2.     The Reinsurance shall be payable by the Reinsurer to the Ceding Company or to its liquidator, receiver, conservator or statutory successor, except (a) where the policy specifically provided another payee of such reinsurance in the event of the insolvency of the Ceding Company and (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Ceding Company to such payees.

Article  16

Arbitration:

          16.1.     As a condition precedent to any right of action hereunder, any dispute arising out of or related to this Agreement shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in Armonk, New York, unless otherwise agreed.

          16.2.     The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies.  Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing.  If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator.  If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, the umpire shall be selected by the regional director of the American Arbitration Association in New York, New York, of the regional director’s delegate.

          16.3.     The claimant shall submit its initial brief within 20 days from appointment of the umpire.  The respondent shall submit its brief within 20 days after receipt of the claimant’s brief and the claimant shall submit a reply brief within 10 days after receipt of the respondent’s brief.  The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business.  The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed.  The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension.  The majority decision of the board shall be final and binding upon all parties to the proceeding.  Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

          16.4.     Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire.  The remaining costs of the arbitration proceedings shall be allocated by the board.  Unless prohibited by applicable law, an arbitral award hereunder and any judgment thereon shall bear interest from the date the arbitral award was rendered at the rate equal from time to time to the rate publicly announced by Citibank, N.A., as its base rate plus 2%.

          16.5.     The parties consent to the jurisdiction of the Supreme Court of the State of New York, County of New York, and of the United States District Court for the Southern District of New York, for all purposes in connection with such arbitration, including without limitation any application to compel arbitration or to confirm an arbitration award.  The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or panel provided a reasonable time for appearances is allowed.  Service upon the Ceding Company shall be directed to it, in care of its General Counsel.  Service upon the Reinsurer shall be directed to the Reinsurer in care of its President.

Article  17

Miscellaneous:

          17.1.     This Agreement shall be governed by the laws of the State of New York.

          17.2.     The parties hereto agree to execute and deliver such further instruments and do such further acts as may be necessary and proper to carry out the purposes of this Agreement.

          17.3.     If any provision of this Agreement or the applicability thereto to any person or circumstance is held invalid, the remainder of this Agreement, including the remainder of the section in which such provision appears, or the applicability of such provision to those persons or circumstances, shall not be affected thereby.

          17.4.     This Agreement contains the entire understanding of the parties with respect to the subject matter hereto. There are no restrictions, promises, warranties, covenants or undertakings with respect to such subject matter, other than those expressly set forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement is binding on and shall inure to the benefit of the parties hereto, their successors and assigns; provided, however, that neither party may voluntarily assign this Agreement without (i) the prior written consent of the other and (ii) without obtaining confirmation from any rating agency that assigns a rating to the Ceding Company at the time of any proposed assignment (at the moment Standard & Poor’s Corporation, Moody’s Investors Service Inc. and Fitch) that such assignment will not result in a downgrade of the ratings assigned by such rating agency to the Ceding Company as in effect immediately prior to such assignment; it also being understood and agreed  the foregoing clause (ii) shall not apply to any assignment pursuant to any order issued by or requirement of the French Insurance Commissioner.

At Paris, France	MBIA ASSURANCE S.A.

By:

President

At Armonk, New York	MBIA INSURANCE CORPORATION

By:

Managing Director